                                                               EXHIBIT 4.7

NEITHER THIS WARRANT, NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO OR (ii) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER THE SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH A PROPOSED SALE OR TRANSFER.

                                  COMMON STOCK
                                PURCHASE WARRANT

                           For the Purchase of Shares

                                       of

                        Common Stock of DenAmerica Corp.

                           (Par Value $0.10 Per Share)

              (Incorporated under the Laws of the State of Georgia)

                    VOID AFTER 5:00 P.M. PST ON April 1, 2002

                    Date of Original Issuance: July __, 1996

         This is to certify that, for value received, BEP HOLDINGS, INC. or assigns (the "Warrantholder"), is entitled, subject to the terms and conditions hereinafter set forth, at any time after October 1, 1997 and on or before 5:00 P.M., Pacific Standard Time, on March 31, 2002, but not thereafter, to purchase the Applicable Number (as defined below) of shares of common stock, par value $0.10 per share (the "Common Stock"), of DENAMERICA CORP. (the "Company") for the Warrant Price (as defined below), and to receive a certificate or certificates for the shares of Common Stock so purchased. As used in this Warrant, "Applicable Number" means the number obtained by dividing (A) the product of (i) the total amount of principal and interest outstanding under the Note (as defined below) on April 1, 1997 times (ii) one-half of one percent (0.5% or .005) times (iii) the number of issued and outstanding shares of Common Stock on March 31, 1997 on a fully diluted basis (giving effect to the exercise of all outstanding options, warrants and other commitments to sell Common Stock (excluding this Warrant and employee stock options) and the conversion of all securities convertible into Common Stock by (B) one million dollars ($1,000,000). As used in this Warrant, "Note" shall mean the Senior Subordinated Promissory Note in the original principal amount of fifteen million dollars ($15,000,000) originally issued by the Company to BEP Holdings, Inc. In the event that the outstanding principal of the Note and all accrued and unpaid interest thereon is repaid in full on or prior to March 31, 1997, this Warrant shall be null and void and of no further force and effect.

         1.       REDEMPTION OF WARRANTS.

         In the event that all or a portion of the principal amount of the Note (plus all accrued but unpaid interest thereon) is repaid on or after April 1, 1997 but on or prior to September 30, 1997, then the Company may elect to redeem all or a portion of this Warrant from the Warrantholder on the following basis:

                  (a) The Company may elect to repurchase the percentage of this Warrant which is equal to the percentage of the principal amount of the Note outstanding on April 1, 1997 which was repaid on or prior to September 30, 1997.

                  (b) The redemption price to be paid by the Company (the "Redemption Price") shall equal the product of (i) the percentage of this Warrant to be redeemed times (ii) the Applicable Number times (iii) $0.25. The Redemption Price shall be payable in cash.

                  (c) The Company must exercise its redemption right by delivering written notice to such effect to the Warrantholder on or prior to October 1, 1997. The Company's right to exercise its redemption right shall expire if it is not so exercised on or prior to October 1, 1997. Notice of redemption of this Warrant shall be given to the Warrantholder pursuant to
Section 8 of this Warrant not less than 10 days prior to the date established by the Company for redemption (the "Redemption Date"). From and after the Redemption Date, all rights of the Warrantholder under the redeemed portion of this Warrant (except for the right to receive the Redemption Price) shall terminate, but only if on or before the Redemption Date the Company has set aside funds sufficient to pay the Redemption Price. The Warrantholder shall be entitled to payment of the Redemption Price upon surrender of this Warrant to the Company at its principal office or other place designated in the redemption notice during the 60-day period beginning on the Redemption Date.

                  (d) Upon the closing of any such redemption, the number of shares obtainable upon exercise of this Warrant shall be reduced by the percentage of this Warrant which was redeemed.

         2.       TERMS AND EXERCISE OF WARRANTS.

                  (a) Exercise Period. Subject to the terms of this Warrant, the Warrantholder shall have the right, at any time during the period (the "Exercise Period") commencing on October 1, 1997 and ending at 5:00 P.M., Pacific Standard Time, on March 31, 2002 (the "Termination Date"), or if such date is a day on which banking institutions are authorized by law to close, then on the next succeeding day which shall not be such a day, to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock which the Warrantholder may at the time be entitled to purchase pursuant to this Warrant Certificate. Such shares of Common Stock and any other securities that the Company may be required by the operation of Section 4 to issue upon the exercise hereof are referred to hereinafter as the "Warrant Shares."

                  (b) Method of Exercise. This Warrant shall be exercised by surrender of this Warrant to the Company, at its principal office in Scottsdale, Arizona, or at such other address as the Company may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company or such other address as the Warrantholder may designate in writing, together with the form of Election to Purchase, included as Exhibit "A" hereto, duly completed and signed, and upon payment to the Company of the Warrant Price multiplied by the number of Warrant Shares being purchased upon such exercise (the "Aggregate Warrant Price"). Payment of the Aggregate Warrant Price shall be made either by (1) cash, certified check or cashier's check payable to the Company in an amount equal to the Aggregate Warrant Price, (2) the surrender to the Company of debt or equity securities of the Company having a Market Price (as defined below) equal to the Aggregate Warrant Price or (3) a written notice to the Company that the Warrantholder is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number Warrant Shares issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Warrant Price (and such withheld Warrant Shares shall no longer be issuable under this Warrant). For purposes of this paragraph, (x) if, at the time of exercise of this Warrant, the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market, the "Market Price" of the Common Stock shall be valued for purposes of exercise as the average of the high and low sales prices reported by such exchange or the Nasdaq National Market on the day prior to the exercise date, or, if such day is not a business day, then on the immediately preceding day when the Common Stock was traded; (y) if, at the time of exercise of this Warrant, the Common Stock is not listed or quoted as set forth in clause (x) above, the "Market Price" of the Common Stock shall be the fair market value for such Common Stock on the date of exercise, as determined by the Board of Directors of the Company in its good faith judgment; and (z) the "Market Price" of any note or other debt security or any preferred stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon.

                  (c) Partial Exercise. This Warrant shall be exercisable, at the election of the Warrantholder, either in full or from time to time in part, during the Exercise Period.

                  (d) Share Issuance Upon Exercise. Upon such surrender of this Warrant certificate and payment of such Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to the Warrantholder in such name or names as the Warrantholder may designate in writing, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of the Warrant, together with cash, as provided in
Section 5 hereof, with respect to any fractional Warrant Shares otherwise issuable upon such surrender and, if applicable, the Company shall issue and deliver a new Warrant to the Warrantholder for the number of shares not so exercised. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such Warrant Shares as of the close of business on the date of the surrender of the Warrant and payment of the Warrant Price, as aforesaid, notwithstanding that the certificates representing such Warrant Shares shall not actually have been delivered or that the stock transfer books of the Company shall then be closed.

         3.       WARRANT PRICE.

         The price per share at which Warrant Shares shall be purchasable on the exercise of this Warrant shall be 80% of the lesser of (i) the Market Price (as defined in Section 2(b)) of the Common Stock on the Date of Original Issuance or
(ii) the Market Price of the Common Stock on the date which is five (5) business days following publication by the Company of the Company's earnings release for the period ending March 31, 1997 (or, if no earnings release is made, the public availability of the Company's financial results for such period), subject to adjustment pursuant to Section 4 hereof (originally and as adjusted, the "Warrant Price").

         4.       ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES.

         The Company agrees to reserve and shall keep reserved for issuance the number of shares of Common Stock issuable upon exercise of this Warrant. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                  (a) If and whenever on or after the determination of the Warrant Price under Section 3 above, the Company issues or sells, or in accordance with paragraph 4(b) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Warrant Price in effect immediately prior to such time, then immediately upon such issue or sale the Warrant Price shall be reduced to the Warrant Price determined by dividing (1) the sum of (x) the product derived by multiplying the Warrant Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by (2) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Upon each such adjustment of the Warrant Price hereunder, the number of Warrant Shares acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment. "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to paragraphs 4(b)(i) and 4(b)(ii) hereof regardless of whether the Options (as defined below) or Convertible Securities (as defined below) are actually exercisable at such time. Notwithstanding the foregoing, there shall be no adjustment to the Warrant Price or the number of Warrant Shares obtainable upon exercise of this Warrant with respect to issuance of shares of Common Stock (or the grant of options to purchase shares of Common Stock) (A) to employees, directors or officers of the Company and its Subsidiaries pursuant to arrangements approved by the Company's Board of Directors or (B) to third parties not affiliated with the Company in full or partial payment of the purchase price for assets useful in the restaurant business or the stock of another company primarily engaged in the restaurant business.

                  (b) For purposes of determining the adjusted Warrant Price under paragraph 4(a), the following shall be applicable:

                           (i) If the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock, units or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock, units or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Warrant Price in effect immediately prior to the time of the granting of such Options, then the number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Warrant Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                           (ii) If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Warrant Price in effect immediately prior to the time of such issue or sale, then the number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable upon conversion or exchange thereof" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Warrant Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Warrant Price had been or are to be made pursuant to other provisions of this paragraph 4(b), no further adjustment of the Warrant Price shall be made by reason of such issue or sale.

                           (iii) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Warrant Price in effect at the time of such change shall be readjusted to the Warrant Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Warrant Shares issuable hereunder shall be correspondingly readjusted. For purposes of this paragraph 4(b), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

                           (iv) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Warrant Price then in effect and the number of Warrant Shares acquirable hereunder shall be adjusted immediately to the Warrant Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this paragraph 4(b), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant shall not cause the Warrant Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of this Warrant.

                           (v) If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the

         Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the nonsurviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be reasonably determined by the Company's Board of Directors in good faith.

                           (vi) In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued for a consideration to be reasonably determined by the Company's Board of Directors in good faith.

                           (vii) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (c) In case the Company shall (1) pay a dividend, or make a distribution, in shares of its Common Stock, (2) subdivide its outstanding Common Stock into a greater number of shares, (3) combine its outstanding Common Stock into a smaller number of shares, or (4) issue by reclassification of its Common Stock any shares of capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value), the Warrant Price and the number of shares of Common Stock or other securities issuable upon exercise of this Warrant in effect immediately prior thereto shall be adjusted so that the Warrantholder, by operation of Section 4(f) hereof, shall be entitled to receive the number of shares which he would have owned or have been entitled to receive immediately following the happening of any of the events described above, had this Warrant been exercised immediately prior to the record or effective date thereof.

         An adjustment made pursuant to subparts 4(c)(1)-(4) above shall become effective immediately after the record date in the case of a dividend or distribution (provided, however, that such adjustments shall be reversed if such dividends or distributions are not actually paid) and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this paragraph, the Warrantholder shall become entitled to receive shares of two or more classes of capital stock of the

Company, the Board of Directors (whose determination shall be conclusive and shall be evidenced by a resolution) shall determine the allocation of the adjusted Warrant Price between or among the shares of such classes of capital stock.

         Whenever the Warrant Price is adjusted as provided in this Section 4(c), the number of shares of Common Stock or other securities issuable upon exercise of this Warrant shall be adjusted simultaneously, by multiplying the number of shares previously issuable by a fraction, of which the numerator shall be the Warrant Price in effect immediately prior to such adjustment, and of which the denominator shall be the Warrant Price as so adjusted.

                  (d) In case of any reclassification of the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation wherein the Company is not the surviving entity, or in case of any sale of all, or substantially all, of the property, assets, business and goodwill of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall provide, by a written instrument delivered to the Warrantholder, that the Warrantholder shall thereafter be entitled, upon exercise of this Warrant, to the kind and amount of shares of stock or other equity securities, or other property or assets which would have been receivable by such Warrantholder upon such reclassification, consolidation, merger or sale, if this Warrant had been exercised immediately prior thereto. Such corporation, which thereafter shall be deemed to be the "Company" for purposes of this Warrant, shall provide in such written instrument for adjustments to the Warrant Price which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.

                  (e) No adjustment in the number of securities purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of securities (calculated to the nearest full share or unit thereof) then purchasable upon the exercise of this Warrant.

                  (f) For the purpose of this Section 4, the term "Common Stock" shall mean (i) the class (or classes) of stock designated as Common Stock of the Company at March 31, 1997, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Warrantholder shall become entitled to purchase any shares of the Company's capital stock other than Common Stock, thereafter the number of such other shares so purchasable upon the exercise of this Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 4.

                  (g) Whenever the number of shares of Common Stock and/or other securities purchasable upon the exercise of this Warrant or the Warrant Price is adjusted as herein provided, the Company shall give the Warrantholder notice of such adjustment and a certificate of the Company's chief financial officer setting forth the number of shares of Common Stock and/or other securities purchasable upon the exercise of this Warrant, the Warrant Price after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

                  (h) Irrespective of any adjustments in the Warrant Price or the number or kind of securities purchasable upon the exercise of this Warrant, the Warrant certificate or certificates theretofore or thereafter issued may continue to express the same price or number or kind of securities stated in this Warrant initially issuable hereunder.

         5.       FRACTIONAL INTEREST.

         The Company shall not be required to issue fractional shares upon exercise of this Warrant but shall pay an amount in cash equal to the Market Price of the Company's Common Stock on the date of the surrender of the Warrant pursuant to Section 2(b) hereof, or if there is no public market, cash equal to the then fair market value of the shares as reasonably determined by the Company, multiplied by such fraction.

         6.       TRANSFER AND EXCHANGE.

                  (a) Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Warrantholder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit "B" hereto) at the principal office of the Company in Scottsdale, Arizona.

                  (b) This Warrant is exchangeable, upon the surrender hereof by the Warrantholder at the principal office of the Company in Scottsdale, Arizona, for a new Warrant of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Warrantholder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "date of issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrant."

         7.       NO RIGHTS AS SHAREHOLDER: NOTICES TO WARRANTHOLDER.

         Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder or its transferee any rights as a shareholder of the Company, either at law or in equity, including the right to vote, receive dividends, consent or receive notices as a shareholder with respect to any meeting of shareholders for the election of directors of the Company or for any other matter.

         8.       NOTICES.

         Any notice given pursuant to this Warrant by the Company or by the Warrantholder shall be in writing and shall be deemed to have been duly given upon (a) transmitter's confirmation of the receipt of a facsimile transmission or (b) confirmed delivery by a standard overnight carrier postage prepaid at the following addresses:

         If to the Company:

                  DenAmerica Corp.
                  7373 N. Scottsdale Road
                  Suite D120
                  Scottsdale, Arizona 85253

         If to the Warrantholder, then to the address of the Warrantholder in the Company's books and records.

         Each party hereto may, from time to time, change the address to which notices to it are to be transmitted, delivered or mailed hereunder by notice in accordance herewith to the other party.

         9.       GENERAL PROVISIONS.

                  (a) Successors. All covenants and provisions of this Warrant shall bind and inure to the benefit of the respective executors, administrators, successors and assigns of the parties hereto.

                  (b) Choice Of Law. This Warrant and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity, performance, and enforcement, and without giving effect to the principles of conflict of laws.

                  (c) Entire Agreement. Except as provided herein, this Warrant, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations or agreements and all other oral, written, or other communications between them concerning the subject matter of this Warrant.

                  (d) Severability. If any provision of this Warrant is unenforceable, invalid, or violates applicable law, such provision shall be deemed stricken and shall not affect the enforceability of any other provisions of this Warrant.

                  (d) Captions. The captions in this Warrant are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Warrant or the relationship of the parties, and shall not affect this Warrant or the construction of any provisions herein.

                                 * * * * * * * *

         IN WITNESS WHEREOF, the Company caused this Warrant to be duly executed as of the date first above written.

                                       DENAMERICA CORP.,
                                       a Georgia corporation


                                       By:_____________________________________
                                       Its:____________________________________